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Exhibit 10.2
to Form 10-Q
for the period ending
March 30, 2002

        MOTOROLA, INC.
AWARD DOCUMENT
 Terms and Conditions Related to Non-Employee Director Nonqualified Stock Options

Recipient:	Number of Options:
Date of Grant:	Exercise Price:
Date of Expiration:

Motorola, Inc. ("Motorola") is pleased to grant you options to purchase shares of Motorola's common stock under the Motorola Omnibus Incentive Plan of 2002 (the "Plan"). The number of options ("Options") awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one share of Motorola's common stock on the terms described below and in the Plan.

Vesting and Exercisability

You cannot exercise the Options until they have vested.

Regular Vesting—The Options will vest 100% on May 7, 2003 (subject to the other terms hereof).

Special Vesting—You may be subject to the Special Vesting Dates described below if your service as a Non-Employee Director of Motorola terminates.

Exercisability—You may exercise Options at any time after they vest and before they expire as described below.

Expiration

All Options expire on the tenth anniversary of the Date of Grant as stated above. Once an Option expires, you no longer have the right to exercise it.

Special Vesting Dates

There are events that cause your Options to vest sooner than the schedule discussed above. Those events are as follows:

Retirement—If your service as a Non-Employee Director with Motorola is ended because of your Retirement, Options that are not vested will automatically become fully vested upon your Retirement. All your vested Options will then expire on the Date of Expiration stated above. Retirement as a Non-Employee Director means the following:

  (i)
  your resignation at or after age 55,

  (ii)
  your failure to stand for re-election at or after age 55, or

  (iii)
  your failure to be re-elected at or after age 55.

Death—If your service as a Non-Employee Director with Motorola is terminated because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

Change In Control—If there is a Change In Control of Motorola (as defined in the Plan), all the unvested Options will automatically become fully vested as described in the Plan and will be exercisable until the Date of Expiration stated above.

Termination of Service as a Non-Employee Director for any Other Reason than Described Above—If your service as a Non-Employee Director terminates for any other reason other than that described above, all of your unvested Options will become fully exercisable upon your termination and will be fully exercisable until the Date of Expiration stated above.

Other Terms

Method of Exercising—You must follow the procedures for exercising options established by Motorola from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.

Transferability—Options are transferable by will or the laws of descent and distribution and as provided by the resolutions of the Committee authorizing the grant of the Options.

Consent to Transfer Personal Data

By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola and its Subsidiaries hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, any shares of stock held in Motorola, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future. Future grants, if any, will be at the sole discretion of Motorola, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

Definition of Terms

If a term is used but not defined, it has the meaning given such term in the Plan.

"Fair Market Value" is the closing price for a share of Motorola common stock on the last trading day before the grant. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal, Midwest edition.

"Subsidiary" means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.

Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by these terms and conditions, the Plan and any and all rules and regulations established by Motorola in connection with awards issued under the Plan.

Other Information about Your Options and the Plan

You can find other information about options and the Plan on the Motorola website http://hr2.mot.com/stockadmin.

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  Exhibit 10.2